Great Western Land Closes on Sale of Willow Springs Ranch

                 Providing Funding for New Development Projects

    SCOTTSDALE, Ariz., Sept. 29 /PRNewswire-FirstCall/ -- Great Western Land and Recreation Inc. (OTC Bulletin Board: GWES), a real estate development company with urban and ranch land in various stages of development in the Southwest, today reported that it closed on the sale of the Willow Springs Ranch in New Mexico for $3.9 million to Highland Springs LLC.

    The final sales price was $3.9 million as compared to the estimated sales price of $4.7 million announced earlier. The difference was due to continued sales of parcels of the property while the sale was pending and conversion of the terms of the sale to a straight cash sale. Net proceeds to the company from the sale were $2.0 million. The balance of the sales price was used to pay existing debt on the property of $1.9 million. The net proceeds to the company will provide funding for future projects and strengthens the company's cash position going into fiscal 2005.

    About Great Western Land and Recreation

    Great Western Land and Recreation Inc. is the product of a merger in February 2003 between 1st Realty Investments Inc., a public company, and Great Western, a real estate development company that was wholly owned by Amortibanc Investments LC, one of Kansas' oldest mortgage and investment banking firms. Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in rural Arizona. Great Western's common stock is quoted on the Over-The-Counter Bulletin Board under ticker symbol GWES.

    Additional information is available at http://www.gwland.com .

    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, unexpected losses on investments, competitive factors, real estate market conditions, changing demographic conditions, the availability of qualified third-party contractors, changes in government regulations or requirements, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov/edgar . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

SOURCE  Great Western Land and Recreation Inc.
    -0-                             09/29/2004
    /CONTACT: Ron O'Connor, Sr. V. P. and CFO, of Great Western Land and Recreation, +1-480-949-6007; or Karl Plath or Brien Gately of The Investor Relations Company, +1-847-296-4200/
    /Web site: http://www.gwland.com /
    (GWES)

CO:  Great Western Land and Recreation Inc.; Highland Springs LLC
ST:  Arizona, New Mexico
IN:  RLT OTC
SU:  RLE